Exhibit 99.3

Offer to Exchange

Each Outstanding Share of Common Stock

of

Mavenir Systems, Inc.

for

$11.08 in cash and

0.675 of a Common Share of Mitel Networks Corporation,

without interest and less any applicable withholding taxes and subject to the automatic adjustment and proration procedures described in the Offer to Exchange and the related Letter of Election and Transmittal, by

Roadster Subsidiary Corporation,

an indirect, wholly owned subsidiary

of

Mitel Networks Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 28, 2015 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON APRIL 28, 2015), UNLESS THE OFFER IS EXTENDED.

April 1, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Roadster Subsidiary Corporation, an indirect, wholly owned subsidiary of Mitel Networks Corporation (“Mitel”), which is offering, upon the terms and subject to the conditions set forth in the enclosed Offer to Exchange and related Letter of Election and Transmittal (together, the “Offer”), to exchange for each issued and outstanding share of common stock of Mavenir Systems, Inc. (“Mavenir”), at the election of the holder:

•	the Cash Consideration specified on the cover page of the Offer to Exchange; or

•	the Share Consideration specified on the cover page of the Offer to Exchange;

in each case, without interest and less any applicable withholding taxes and subject to the automatic adjustment and proration procedures described in the Offer to Exchange and the related Letter of Election and Transmittal.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 28, 2015 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON APRIL 28, 2015), UNLESS THE OFFER IS EXTENDED.

For your information and for forwarding to your clients for whose accounts you hold shares of Mavenir common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Exchange;

2. The related Letter of Election and Transmittal for your use in accepting the Offer and tendering shares of Mavenir common stock and for the information of your clients;

3. A notice of guaranteed delivery to be used to accept the Offer if the certificates evidencing shares of Mavenir common stock and all other required documents are not immediately available or cannot be delivered to Computershare Trust Company N.A. (which is acting as exchange agent, the “Exchange Agent”) by the expiration time of the Offer (as defined in the Offer to Exchange) or if the procedure for book-entry transfer cannot be completed by the expiration time of the Offer;

4. A printed form of letter which may be sent to your clients for whose accounts you hold shares of Mavenir common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the exchange agent, for your use only.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the information agent at the addresses and telephone numbers set forth on the back cover of the Offer to Exchange.

Very truly yours,

Georgeson Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF MITEL, GEORGESON INC. AS THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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